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                                                                    EXHIBIT 10.2

                                             AMENDED AND RESTATED AUGUST 1, 1995


                                   TRW INC.

                          DEFERRED COMPENSATION PLAN


         THIS AMENDED AND RESTATED PLAN is established by TRW Inc. ("TRW") effective July 28, 1993, and as amended effective August 1, 1994 and August 1, 1995, for the benefit of certain employees of the Corporation in executive, managerial or professional capacities so as to enhance the Corporation's ability to attract and retain outstanding employees who are expected to contribute to its success. It shall remain in effect, as it may be amended from time to time, until termination as provided in Article VII of the Plan.

                                   ARTICLE I

                                  DEFINITIONS

         For the purposes of the Plan, the following words and phrases shall mean:

         1.1 ACCOUNT. The bookkeeping or accounting records maintained (having and requiring no segregation or holding of any assets) by TRW pursuant to Article IV with respect to and resulting from a Participant's Deferral Election.

         1.2     AFFILIATE.

              (a) Any corporation incorporated under the laws of one of the United States of America of which TRW owns, directly or indirectly, in excess of fifty percent (50%) of the combined voting power of all classes of stock or in excess of fifty percent (50%) of the total value of the shares of all classes of stock (all within the meaning of Section 1563 of the Code);

              (b) any partnership or other business entity organized under such laws, in which TRW owns, directly or indirectly, (i) in excess of fifty percent (50%) of the total capital or profits interest of such partnership, or (ii) in excess of fifty percent (50%) or more of the total value of such other business entity (all within the meaning of Section 414(c) of the Code); and

              (c) any other company designated as an Affiliate by the Committee.

         1.3     BENEFICIARY.  The person, persons or entity entitled under
Article VI to receive any Plan Benefits payable after a Participant's death.

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         1.4     CODE.  The Internal Revenue Code of 1986, as amended.
References in the Plan to Sections of the Code are to such Sections as in effect on the Effective Date.

         1.5 COMMITTEE. The Compensation and Stock Option Committee of the Directors.

         1.6     CORPORATION.  TRW or an Affiliate of TRW.

         1.7 DATE OF DEPOSIT. The Determination Date immediately preceding the date that, but for the Deferral Election, the Incentive Compensation would be paid.

         1.8 DEFERRAL ELECTION. An election pursuant to Article III by an Eligible Employee to defer receipt of all or part of his Incentive Compensation.

         1.9 DEFERRED COMPENSATION. The portion of Incentive Compensation which an Eligible Employee elects to defer pursuant to a Participation Agreement.

         1.10 DETERMINATION DATE. The last day of each calendar quarter; that is March 31, June 30, September 30 and December 31.

         1.11    DIRECTORS.  The Directors of TRW.

         1.12 EFFECTIVE DATE. July 28, 1993, the effective date of the establishment of the Plan.

         1.13 ELIGIBLE EMPLOYEE. A person (who must be a U.S. citizen or a U.S. resident alien) in the full time active salary employ of the Corporation who is employed at Operational Incentive Plan Level III or above at the end of the year for which a Deferral Election applies.

         1.14 EXECUTIVE OFFICER. Any Eligible Employee who is an "executive officer" of TRW for the purposes of Rule 3b-7 under the Securities Exchange Act of 1934.

         1.15 FINANCIAL HARDSHIP. A severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstance arising as a result of events beyond the control of the Participant. In case of the Participant's death, the word "Beneficiary or other person or entity entitled to receive a Plan Benefit" shall be substituted for the word "Participant" wherever the latter appears in this Section 1.15.

         1.16 HIGHLY PAID EMPLOYEE. A person in the full time active salary employ of the Corporation who (i) will earn, in salary and in bonus (assuming full year employment and no deferral of compensation), at least $150,000 (or such





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greater sum if the qualified benefit plan limitation is increased by the
Internal Revenue Service) in the year of the Deferral Election or (ii) is already a participant in TRW's supplemental nonqualified benefit plans or (iii) is a U.S. citizen or U.S. resident alien who is Operational Incentive Plan Level III or above and is employed by either TRW Overseas Inc. or TRW Systems Overseas Inc.

         1.17 INCENTIVE BONUS. A cash award payable to an Eligible Employee under TRW's Operational Incentive Plan (or similar compensation program that replaces the Operational Incentive Plan).

         1.18 INCENTIVE COMPENSATION. Any cash award payable to an Eligible Employee as an Incentive Bonus or, if applicable, a Strategic Grant that, but for a Deferral Election under the Plan, would be paid to the Eligible Employee and considered to be "wages" for purposes of United States federal income tax withholding (or other appropriate jurisdiction).

         1.19 INTEREST RATE. One-quarter of the annual interest rate, equal to 110% of the applicable long-term federal rate as published by the Internal Revenue Service pursuant to Code Section 1274(d) and in effect on the first business day of each calendar quarter.

         1.20 PARTICIPANT. An Eligible Employee who has elected to participate in the Plan and has executed and filed with TRW a Participation Agreement as provided in Article III; provided, however, that such term shall include a person who no longer has an effective Deferral Election so long as he retains, under the Plan, an interest in an Account under the Plan.

         1.21 PARTICIPANT AGREEMENT. An agreement between TRW and a Participant setting forth the Participant's Deferral Election.

         1.22 PLAN. This Deferred Compensation Plan, as it may be amended from time to time.

         1.23 PLAN BENEFIT. The benefit payable to a Participant in accordance with Article V hereof.

         1.24    PLAN YEAR.  Each of the twelve (12) month periods ending
December 31 and occurring while the Plan remains in effect.   The term "Plan
Year" shall also include the period beginning on the Effective Date and ending December 31, 1993, and any period of less than twelve (12) months beginning January 1 and ending on the date the Plan is terminated.

         1.25 PRE-RETIREMENT PAYMENT SUB-ACCOUNT. A Sub-Account of a Participant's Account, established pursuant to Section 4.3, to which there shall be credited Deferred Compensation under a single Deferral Election, and all interest accrued thereon, as to which the Participant has elected payment of his Plan Benefit in either five years or ten years from the Date of Deposit.





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         1.26    RETIREMENT PAYMENT SUB-ACCOUNT.  A Sub-Account of a
Participant's Account, established pursuant to Section 4.3, to which there shall be credited Deferred Compensation under all Deferral Elections, and all interest accrued thereon, as to which the Plan Benefit is intended to be payable following retirement of the Participant from the Corporation.

         1.27 SPECIAL COMMITTEE. The committee composed of the head of Human Resources, the General Counsel and the Chief Financial Officer of TRW, which committee reviews and acts upon the requests of Participants (other than Participants who are Executive Officers, whose requests are acted upon by the Committee) to receive early payout as a result of a Financial Hardship or to change payout upon retirement.

         1.28 STRATEGIC GRANT. A cash award payable to an Eligible Employee pursuant to TRW's Strategic Incentive Program (or similar long-term compensation plan that replaces the Strategic Incentive Program).

         1.29 SUB-ACCOUNT. A Pre-Retirement Payment Sub-Account or a Retirement Payment Sub-Account.

         1.30 TERMINATION OF EMPLOYMENT. Any severance of a Participant from full-time active salaried employment by the Corporation for any reason (other than a transfer of employment from TRW to an Affiliate, from an Affiliate to another Affiliate or from an Affiliate to TRW).

         1.31    TRW.  TRW Inc., an Ohio corporation.

                                   ARTICLE II

                                 ADMINISTRATION

         2.1 ADMINISTRATORS. The Plan shall be administered by the Committee, the Special Committee and the head of Human Resources, and certain decisions concerning Financial Hardship and change in payment upon retirement may be made by the Special Committee. Except as otherwise provided herein, decisions of the Committee, the head of Human Resources or the Special Committee shall be final and binding on all parties.

         2.2 COMMITTEE. The Committee shall have the authority (a) to make, amend, interpret and enforce all rules and regulations for the administration of the Plan and (b) to decide all questions, including interpretation of the Plan as may arise in connection with the Plan insofar as it is applicable to Participants (i) who are Executive Officers or (ii) with respect to whom questions are referred to the Committee by the head of Human Resources. A majority of the members of the Committee shall constitute a quorum. The Committee may act by a vote of a majority of a quorum at a meeting or by a writing signed by a majority of the members of the Committee.





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         2.3     HUMAN RESOURCES.  The head of Human Resources shall administer the Plan in accordance with the terms of the Plan and the rules and regulations of the Plan as established by the Committee. Consistent with the authorized precedents and the rules and regulations authorized by the Committee, the head of Human Resources shall have the authority to decide all questions, including interpretations of the Plan, as may arise in connection with the Plan insofar as it is applicable to Participants other than Executive Officers.

         2.4 SPECIAL COMMITTEE. With regard to all Participants, other than Participants who are Executive Officers, the Special Committee shall act upon (i) written requests of Participants concerning early payout of some or all of the Participant's Account balances as a result of Financial Hardship and
(ii) written requests of Participants to change the payout of a Participant's Retirement Payment Sub-Account as provided by Section 5.1(b). The Special Committee may act by a vote of the majority at a meeting or by a writing signed by a majority of the members of the Special Committee.

         2.5 FINANCIAL HARDSHIP AND RETIREMENT PAYOUT CHANGE REQUESTS. In order for a request to be considered by the Special Committee (or, in the case of a request as set forth in clauses (i) or (ii) of Section 2.4 by an Executive Officer, the Committee), the requests must (i) be in writing and delivered to the head of Human Resources, (ii) set forth whether the Participant is requesting an early payout because of a Financial Hardship or a change of payout upon retirement, (iii) set forth the reasons for such request, including in detail the Financial Hardship or the circumstances that necessitate the change of payout upon retirement, (iv) in the case of a request as a result of a Financial Hardship set forth the amount of such Participant's Account that the Participant wishes to be paid and the Sub-Accounts from which such early payout shall be made and (v) in the case of a change of payout at retirement set forth the manner in which the Participant wishes to receive payout (e.g., single sum or in five annual installments). Compliance with the petition procedures set forth in this Section 2.5 does not insure that the request will be granted by the Special Committee (or the Committee).

                                  ARTICLE III

                                 PARTICIPATION

         3.1     PARTICIPATION.

              (a) Subject to the limitations set forth in this Article III, any person who is an Eligible Employee in the year for which the Incentive Compensation deferred under a Deferral Elections under this
         Section 3.1 is payable may participate in the Plan by executing and filing with the head of Human Resources a Participation Agreement; provided, however, the election to defer Incentive Bonus will not be effective unless the Eligible Employee is also a Highly Paid Employee. The head of Human Resources shall determine, in his sole discretion, which Eligible Employees are likely to be Highly Paid Employees during the year in





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         which the Deferral Election is made.  The head of Human Resources shall then notify Eligible Employees whether their elections to defer Incentive Bonuses are effective.

              (b) In each Participation Agreement, the Eligible Employee shall specify the percentage or dollar amount of Incentive Bonus and the percentage or the dollar amount of Strategic Grant in respect of a specified TRW fiscal year to be deferred and the Eligible Employee shall specify, subject to the limitations of Section 5.1, the form of Plan Benefit (i.e., whether such benefits are intended to be paid following retirement or five or ten years from the Date of Deposit). If the Eligible Employee chooses to defer a dollar amount of the Incentive Bonus or the Strategic Grant and to the extent that dollar amount specified exceeds the eligible amount of the Incentive Bonus or the Strategic Grant, as applicable, the amount actually deferred shall be eligible amount of the Incentive Bonus or the Strategic Grant, as applicable. If the Eligible Employee has chosen to have Deferred Compensation paid five or ten years from the Date of Deposit, such payments shall be made as provided in Section 5.1(d) below.

              (c) Before September 30, 1993 with respect to 1993, and September 30 of each subsequent Plan Year with respect to each Plan Year thereafter, each Eligible Employee who elects to become a Participant shall file with the head of Human Resources a Participation Agreement specifying his Deferral Election for any Incentive Compensation payable in respect of that Plan Year and whether such Deferred Compensation is intended to be payable the year following retirement or five or ten years from the Date of Deposit.

         3.2 DEFERRAL ELECTIONS. Subject to the restrictions concerning deferral of Incentive Bonus set forth in Section 3.1(a), any Eligible Employee may elect to defer any percentage or dollar amount (but not both a percentage and dollar amount, but an Eligible Employee can defer a specified dollar amount of one of his Incentive Bonus and Strategic Grant and a percentage of the other) of each of his Strategic Grant and his Incentive Bonus; provided, however, that, to the extent that the Eligible Employee chooses to defer a percentage of his Incentive Bonus and/or Strategic Bonus, each Deferral Election, to be effective, must result in deferral of a minimum of 10% of the Eligible Employee's Incentive Bonus and/or Strategic Grant (provided that an Eligible Employee may elect to defer a portion of his Incentive Bonus and none of his Strategic Grant and vice versa) and the Deferral Elections must be in increments of 5% for each of the Strategic Grant and Incentive Bonus, which election percentages do not need to be identical; further, provided, however, that, to the extent that the Eligible Employee chooses to defer a specified amount of his Incentive Bonus and/or Strategic Bonus, each Deferral Election, to be effective, must result in deferral of a minimum of $10,000 of the Eligible Employee's Incentive Bonus and/or Strategic Grant (provided that an Eligible Employee may elect to defer a portion of his Incentive Bonus and none of his Strategic Grant and vice versa) and the Deferral





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Elections must be in increments of $1,000 for each of the Strategic Grant and
Incentive Bonus, which election amounts do not need to be identical.

         3.3 MODIFICATION OF DEFERRAL ELECTION. By written notice to TRW, a Deferral Election filed in any Plan Year may be modified or revoked at any time prior to October 1 of such Plan Year. Thereafter, a Deferral Election specified in a Participation Agreement shall be irrevocable, except that the Committee or the Special Committee, as appropriate under Article II, may permit a Participant at any time prior to the actual deferral of the Incentive Compensation to reduce the designated percentage to be deferred upon a finding, based upon uniform standards established by the Committee, that the Participant has suffered a Financial Hardship.


                                   ARTICLE IV

                             DEFERRED COMPENSATION

         4.1 DEFERRED COMPENSATION. The amount of Incentive Compensation deferred pursuant to a Deferral Election shall be withheld in a single sum at the time such Incentive Compensation, but for a Deferral Election, would be paid.

         4.2 WITHHOLDING OF TAXES AND SSP/BEP CONTRIBUTIONS. Any withholding of taxes or other amounts which is required by any federal, state, or local law shall be withheld from the Participant's remaining undeferred Incentive Compensation, if any. If necessary in order to comply with any federal, state or local law, the amount of Incentive Compensation deferred may be reduced by an amount equal to any required withholding. Otherwise, such withholding may be made from any of the Participant's other compensation payable by the Corporation, or, at the election of the head of Human Resources, a Participant may be permitted to pay to the Corporation the amount of any such required withholding at or prior to the time such withholding would otherwise be required to be made. In addition, the amount of Incentive Compensation deferred shall be reduced by the amount of TRW Stock Savings Plan and Benefits Equalization Plan contributions to be made by the Eligible Employee on account of such Incentive Compensation.

         4.3 ACCOUNTS. For recordkeeping purposes only, a separate Account shall be established and maintained by TRW for each Participant to which his Deferred Compensation and interest accrued thereon pursuant to Section 4.4 shall be credited. Each such Account shall be divided into the following Sub-Accounts for purposes of Section 5.1: (i) a Retirement Payment Sub-Account to which there shall be credited all Incentive Compensation deferred (and all interest thereon) pursuant to all Deferral Elections under which a Plan Benefit is payable the year following retirement; and (ii) a separate Pre-Retirement Payment Sub-Account for each Deferral Election under which the Participant has elected that his Plan Benefit be payable five or ten years from the Date of Deposit, to which the Incentive Compensation deferred (and all interest thereon) pursuant to such Deferral Election shall be credited.





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         4.4     DETERMINATION OF ACCOUNT.  The value of each Participant's
Account as of each Determination Date shall be the total of the Participant's Retirement Payment and Pre-Retirement Payment Sub-Accounts. The value of each such Sub-Account shall consist of (i) the balance of such Sub-Account as of the last preceding Determination Date plus (ii) any Deferred Compensation credited to such Sub-Account since the last preceding Determination Date, plus (iii) interest in the amount determined by multiplying the average daily balance of such Sub-Account during the three calendar months since the last preceding Determination Date by the Interest Rate applicable to such three-month period, less (iv) the amount of all Plan Benefits, if any, paid during the period since the last preceding Determination Date. Interest, determined as provided in
(iii) above, shall be credited to each such Sub-Account as of the Determination Date as of which such Sub-Account is valued.

         4.5 STATEMENT OF ACCOUNTS. TRW shall submit to each Participant, within one hundred twenty (120) days after the close of each Plan Year and at such other times as determined by the Committee, a statement setting forth the total balance of the Participant's Account, and the balance of each Sub-Account thereof, as of the last day of such Plan Year and as of the last day of the immediately preceding Plan Year, the Deferred Compensation and interest credited to each Sub-Account during the Plan Year and the payments of the Plan Benefits from each Sub- Account during the Plan Year.


                                   ARTICLE V

                                 PLAN BENEFITS

         5.1 PLAN BENEFITS PAYABLE ON TERMINATION OF EMPLOYMENT, FIVE YEARS FROM DATE OF DEPOSIT OR TEN YEARS FROM DATE OF DEPOSIT.

              (a) Subject to the provisions of Section 5.1(b) and except as otherwise provided below, upon Termination of Employment a Participant shall receive a Plan Benefit equal to the balance of his Account as of the Determination Date immediately preceding such Termination of Employment, plus the amount of any Deferred Compensation credited his Account after such Determination Date. Such Plan Benefit shall be payable as a single sum within a reasonable time following such Termination of Employment. In addition, the Participant shall receive interest on the balance of his Account for the period from such Determination Date to the date of payment at a daily simple interest rate equivalent to the Interest Rate then in effect. However, in the event that the Termination of Employment is the result of a divestiture of the unit or operations of the Corporation where the Participant worked prior to Termination of Employment and the Participant obtains employment with the entity that acquired such unit or operations, then the balance of such Participant's Retirement Payment Sub-Account shall not be payable until such Participant commences receiving retirement benefits from the





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         Corporation and the balance of such Participant's Pre-Retirement
         Payment Sub-Account shall not be payable until such time as the Participant would have received payment in accordance with the original Deferral Election had the Participant's employment with the Corporation not been terminated. At such time, the amounts in such Participant's Account shall be paid as set forth in Sections
         5.1(b) and 5.1(e). Interest shall continue to be earned on such Participant's Account following such Participant's Termination of Employment through payment in full of his or her Account.


              (b) In the event that a Participant's Termination of Employment occurs as a result of his retirement, the Participant shall receive the Plan Benefit payable in respect of his Retirement Payment Sub-Accounts in ten annual installments commencing in the year following the year that Termination of Employment occurred; provided, however, that the Participant can petition the Special Committee (or the Committee in the case of an Executive Officer) at any time at least six months prior to retirement to change such payment into five annual installments or a single sum; further provided, that any such payment change approved by the Special Committee (or the Committee) shall not be effective until the calendar year following the date of the payment change. In the event that payment shall be made in a single sum, such payment shall be in accordance with the procedures set forth in Section 5.1(a) above, but in no event in the same calendar year as the year of any requested change and no earlier than January 1 of the calendar year following the year that Termination of Employment occurred. In the event that the payment shall be made in installments, such payments shall be made in accordance with Section 5.1(e) below. If, at the time of retirement, the Participant has a credit in a Pre-Retirement Payment Sub-Account, such Sub-Account balances shall be paid in a single sum following retirement in accordance with the procedures set forth in Section 5.1(a) above.

              (c) In the event that a Participant's Termination of Employment occurs because of his death, his Beneficiary or, if no designated Beneficiary shall survive him, his estate shall receive the Plan Benefit in the manner provided in Section 5.1(a); provided, however, that if the Participant's Beneficiary designation shall result in all or any part of his Plan Benefit passing to his surviving spouse or to an entity for the benefit of his surviving spouse in such a way as to qualify for the marital deduction under Section 2056 of the Code, and at the time of his death the Participant was eligible to retire and had elected to receive his Plan Benefits in his Retirement Payment Sub-Account in installments pursuant to Section 5.1(b), payments from his Retirement Payment Sub-Account shall be made to such surviving spouse or to such entity for the benefit of such surviving spouse, as the case may be, in the manner provided in Section 5.1(b). Notwithstanding the foregoing, if such surviving spouse shall die prior to complete distribution of all Plan Benefits, the balance then remaining in such Retirement Payment Sub-Account shall be paid to





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         the estate of such surviving spouse or to such entity for the benefit of such surviving spouse, as the case may be, in a single sum within a reasonable time following such spouse's death.

              (d) If the Participant has chosen in his Deferral Election to receive payouts either five or ten years from the Date of Deposit (as opposed to upon retirement from the Corporation), payments shall be made in a single sum form from each Pre-Retirement Payment Sub-Account of the Participant on or before February 15 of the year either five or ten years (depending upon the applicable Deferral Election) following the applicable Date of Deposit; provided, however, that if Termination of Employment has occurred prior to payment, payment of the Participant's Plan Benefits shall be made as provided in Section 5.1(a).

              (e) If the payments from the Participant's Retirement Payment Sub-Account are to be paid in installment form, such installments shall be paid in either five or ten annual installments between February 1 and February 15 of each year in which an installment is to be made; provided, however, that the initial installment payment will be made a reasonable time following Termination of Employment (but no earlier than February 1 of the calendar year following the year that Termination of Employment occurred). Installment payments will commence in the year following the Participant's Termination of Employment. The five year installment payments shall be made as follows: in the first year in which a payment is to be made, an amount equal to one-fifth of the balance of the Sub-Account on December 31 immediately preceding the first payment shall be paid; in the second year in which a payment is to be made, an amount equal to one-fourth of the balance of the Sub-Account on December 31 immediately preceding the second payment shall be paid; in the third year in which a payment is to be made, an amount equal to one-third of the balance of the Sub-Account on December 31 immediately preceding the third payment shall be paid; in the fourth year in which a payment is to be made, an amount equal to one-half of the balance of the Sub-Account on December 31 immediately preceding the fourth payment shall be paid; and in the fifth year in which a payment is to be made, an amount equal to the remaining balance of the Sub-Account on December 31 immediately preceding the fifth payment shall be paid. The ten installment payments shall be made as follows: in the first year in which a payment is to be made, an amount equal to one-tenth of the balance of the Sub-Account on the December 31 immediately preceding the first payment shall be paid; in the second year in which a payment is to be made, an amount equal to one-ninth of the balance of the Sub-Account on the December 31 immediately preceding the second payment shall be paid; in the third year in which a payment is to be made, an amount equal to one-eighth of the balance of the Sub-Account on the December 31 immediately preceding the third payment shall be paid; in the fourth year in which a payment is to be made, an amount equal to one-seventh of the balance of the Sub-Account on the December 31 immediately preceding the fourth payment shall be paid; in the fifth year in which a payment is to be made, an





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         amount equal to one-sixth of the balance of the Sub-Account on the
         December 31 immediately preceding the fifth payment shall be paid; in the sixth year in which a payment is to be made, an amount equal to one-fifth of the balance of the Sub-Account on the December 31 immediately preceding the sixth payment shall be paid; in the seventh year in which a payment is to be made, an amount equal to one-fourth of the balance of the Sub-Account on the December 31 immediately preceding the seventh payment shall be paid; in the eighth year in which a payment is to be made, an amount equal to one-third of the balance of the Sub-Account on the December 31 immediately preceding the eighth payment shall be paid; in the ninth year in which a payment is to be made, an amount equal to one-half of the balance of the Sub-Account on the December 31 immediately preceding the ninth payment shall be paid; and in the tenth year in which a payment is to be made, the balance of the Sub-Account remaining on the December 31 immediately preceding the tenth payment shall be paid. Interest on Retirement Payment Sub-Account from which installment payments are made shall accrue until the December 31 immediately preceding the payment of the tenth installment.

         5.2 WITHDRAWAL OF PLAN BENEFIT. No Plan Benefit shall be payable prior to the Participant's Termination of Employment other than in the form determined pursuant to Section 5.1(d), except that the Committee or the Special Committee, as appropriate under Article II, may permit a Participant or, after a Participant's death, a Participant's Beneficiary or other person or entity entitled to receive such Plan Benefit, to withdraw from the Participant's Account an amount necessary to meet a Financial Hardship.

         5.3 WITHHOLDING; PAYROLL TAXES. TRW shall withhold from Plan Benefits payable under the Plan any taxes required to be withheld from an employee's wages for the federal or any state or local governments.

         5.4 FULL PAYMENT OF BENEFITS. Notwithstanding any other provision of the Plan, all Plan Benefits shall be paid to the Participant no later than the January 5 next preceding the Participant's eightieth (80th) birthday.

                                   ARTICLE VI

                            BENEFICIARY DESIGNATION

         6.1 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary (both principal as well as contingent) to whom payment under the Plan shall be made in the event of his death prior to complete distribution of all Plan Benefits due him under the Plan. Any Beneficiary designation shall be made in writing on a form prescribed by the Committee and shall become effective only when filed with the head of Human Resources.

         6.2 AMENDMENTS. Subject to the limitations of Section 6.1 of the Plan, any Beneficiary designation may be changed by a Participant only by written notice of such change to the head of Human Resources on a form prescribed by the Committee. The filing of a new Beneficiary designation form will cancel all prior Beneficiary designations.

         6.3 ABSENCE OF EFFECTIVE BENEFICIARY DESIGNATION. If a Participant fails to designate a Beneficiary as provided above or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's Plan Benefit, the Participant's remaining Plan Benefit shall be paid to his estate.

         6.4 EFFECT OF PAYMENT. Payment to the Beneficiary designated pursuant to Sections 6.1 and 6.2 or to the Participant's estate pursuant to
Section 6.3 shall completely discharge TRW's obligations under the Plan.

                                  ARTICLE VII

                       AMENDMENT AND TERMINATION OF PLAN

         7.1 TERMINATION. The Committee shall have the power in its sole discretion to suspend or terminate the Plan at any time, except that no such action shall adversely affect rights with respect to any Account without the consent of the person affected.

         7.2 AMENDMENT. The Committee can amend any part of this Plan (including, without limitation, changing the interest rate to be paid to current and future Participants or changing who can become Participants) in its sole discretion without notice to Participants.

                                  ARTICLE VIII

                                 MISCELLANEOUS

         8.1 UNFUNDED PLAN. The Plan is an unfunded plan maintained by TRW primarily to provide Deferred Compensation benefits for a select group of executive, managerial or professional employees of the Corporation.

         8.2 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, estates, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of TRW. Such assets of TRW shall not be held under any trust or in any other way as collateral security for the fulfillment of the obligations of TRW under the Plan. Any and all of TRW's assets shall be, and remain, the general, unpledged, unrestricted assets of TRW. TRW's sole obligation under the Plan shall be merely that of an unfunded and unsecured promise of TRW to pay money in the future.

         8.3 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey, in advance of actual receipt, any Plan Benefit. Plan Benefits and all rights to Plan Benefits are and shall be nonassignable and nontransferable prior to actual payment as provided by the Plan. Any such attempted assignment or transfer shall be ineffective; TRW's sole obligation shall be to pay Plan Benefits to the Participant, his Beneficiary or his estate as appropriate. No part of any Plan Benefit shall, prior to actual payment as provided by the Plan, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person; nor shall any Plan Benefit be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency, except as required by law.

         8.4 NOT A CONTRACT OF EMPLOYMENT. Neither the terms and conditions of the Plan nor those of any Participation Agreement shall be deemed to constitute a contract of employment between the Corporation and the Participant, and neither the Participant, his Beneficiary nor his estate shall have any rights against TRW under the Plan except as may otherwise be specifically provided in the Plan. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation or to interfere with the right of the Corporation to discipline, discharge or change the status of a Participant at any time. Further, nothing in the Plan shall be deemed to give a Participant a right to receive any Incentive Compensation.

         8.5 PROTECTIVE PROVISIONS. A Participant will cooperate with TRW by furnishing any and all information requested by TRW in order to facilitate the payment of Plan Benefits under the Plan, and by taking such other action as may be reasonably requested by TRW.

         8.6 TERMS. Whenever any words are used in the Plan in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the Plan in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

         8.7 CAPTIONS. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

         8.8. GOVERNING LAW. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Ohio.

         8.9 VALIDITY. In case any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision were not included in the Plan.

         8.10 NOTICE OR FILING. Any notice or filing required or permitted to be given to TRW or a Participant under the Plan shall be sufficient if in writing and hand delivered, or sent by regular mail or by registered or certified mail, to the principal office of TRW or to the last known address of the Participant, as the case may be. Such notice or filing shall be deemed given or made (i) when hand delivered to the residence or offices of the recipient, (ii) as of five (5) days after the date of mailing if delivery is made by regular mail, or, (iii) as of five (5) days after the date shown on the postmark on the receipt for registration or certification provided to the sender at the time of mailing, if by registered or certified mail.

         8.11 SUCCESSORS. The provisions of the Plan shall bind and obligate TRW and any successors. The term "successors" as used in this Section
8.11 shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of TRW and successors of any such corporation or other business entity.

         8.12 EXPENSES AND COSTS. TRW shall bear all expenses and costs in connection with the operation of the Plan.

         8.13 RELIANCE ON CERTIFIED PUBLIC ACCOUNTANTS. TRW, the Directors, the Committee, the Special Committee, the head of Human Resources and any employee of TRW or the Corporation shall be fully protected for actions taken in good faith based on the computations and reports made pursuant to or in connection with the Plan by the independent certified public accountants who audit TRW's accounts.

         8.14    PRONOUN REFERENCES.   References to "he," "his" or "him" in
the Plan are used in the generic sense and shall apply to all Participants without reference to the gender of the Participant.


                                   ARTICLE IV

                                CLAIMS PROCEDURE

         9.1 CLAIM. Any person claiming a Plan Benefit, requesting an interpretation or ruling under the Plan (other than a ruling under Section 2.5 above or the determination as to whether an Eligible Employee is a Highly Paid Employee), or requesting information under the Plan shall present the request in writing to the head of Human Resources who (a) shall respond in writing within ninety (90) days following his receipt of the request or (b) in the case of a claimant who is an Executive Officer, shall refer the claim with his recommended response to the Committee, which shall respond in writing within one hundred twenty (120) days following the receipt of the request by the head of Human Resources.

         9.2 DENIAL OF CLAIM. If the claim or request is denied, the written notice of denial shall state (i) the reasons for denial; (ii) a description of any additional material or information required and an explanation of why it is necessary; and (iii) an explanation of the Plan's claim review procedure.

         9.3 REVIEW OF CLAIM. Any person whose claim or request is denied may make a second request for review by notice given in writing to the head of Human Resources. The claim or request shall be reviewed further by the head of Human Resources or the Committee, as appropriate, and he or it may, but shall not be required to, grant the claimant a hearing.

         9.4 FINAL DECISION. A decision on such second request shall normally be made within sixty (60) days after the date of the second request. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be one hundred twenty (120) days from the date of the second request. The decision shall be in writing and, whether made by the head of Human Resources or the Committee, shall be final and bind all parties concerned.

                           PARTICIPATION AGREEMENT


The undersigned hereby agrees to participate in the TRW Inc. Deferred Compensation Plan (the "Plan") for the following Incentive Compensation received by the undersigned on account of the year 19__. The undersigned acknowledges that if in accordance with the Plan the undersigned is not a Highly Paid Employee under the Plan, the undersigned's election to defer the Incentive Compensation will become invalid. The undersigned agrees that he/she has read the Plan and agrees that the following elections are governed by the Plan.


Deferral Percentages or Amounts (Percentage elections must be in increments of 5%, with a 10% minimum election, and dollar elections must be in increments of $1,000, with a $10,000 minimum election; elections for OIP bonus and strategic incentive grant need not be the same; you cannot elect both a perecentage and a dollar amount for the same payment source):

   OIP Bonus                                              ______% or $_______

   Strategic Incentive Grant (to extent applicable)       ______% or $_______


Election Options (Choose only one):

         ___     Paid in lump sum five years from the Date of Deposit

         ___     Paid in lump sum ten years from the Date of Deposit

         ___     Paid following retirement in ten annual installments unless a change has been approved in accordance with Section 2.5 of the Plan


In order for the above elections to be effective, this form must be fully completed and returned to the head of Human Resources no later than September 30, 19__.

Unless the undersigned has a Beneficiary Designation Form on file for this Plan with Human Resources, this Participation Agreement must be accompanied by an executed Beneficiary Designation Form.


   ___________________________               ________________________________
     Signature of Participant                    Participant's Full Name

   ___________________________               ________________________________
               Date                           Participant's Social Security #





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